                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               Amendment No. 5 to
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             MIV THERAPEUTICS, INC.
                    -----------------------------------------
                 (Name of small business issuer in its charter)

         Nevada                           3841                       n/a
---------------------------    ----------------------------  -------------------
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)

    1-8765 Ash Street, Vancouver, B.C., Canada, V6P 6T3, Tel. (604) 301-9545
          (Address and telephone number of principal executive offices)

               1-8765 Ash Street, Vancouver, B.C., Canada, V6P 6T3
     ----------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

Thomas A. Braun                                      Alan Lindsay
Braun and Company                                    President
702 - 777 Hornby Street                              MIV Therapeutics, Inc.
Vancouver, BC  V6Z 1S2                               1-8765 Ash Street
Fax (604) 605-0508                                   Vancouver, BC  V6B 2K7
                                                     Fax (604) 301-9546

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                             CALCULATION OF REGISTRATION FEE

 Title of each class of securities    Dollar Amount to      Offering price       Maximum aggregate          Amount of
         to be registered               be registered       per share (1)        offering price (1)     registration fee
------------------------------------ -------------------- ------------------- ------------------------- ------------------
Shares of Common Stock Par Value        7,098,570 shares        $0.51                  $3,620,271            $458.69
$0.001 per share,

Shares of Common Stock Par Value        9,212,493 shares        $0.51                  $4,698,371            $595.28
$0.001 per share, issuable upon
exercise of warrants

TOTAL                                  16,311,063 shares        $0.51                  $8,318,642            $1053.97

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of April 27, 2004, a date within five business days prior to the filing of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                             MIV THERAPEUTICS, INC.
                            7,098,570 COMMON SHARES
                      9,212,493 COMMON STOCK PURCHASE WARRANTS

The selling shareholders named in this prospectus are offering all of the shares of common stock and stock purchase warrants issuable upon exercise of the warrants and offered through this prospectus. The shares and the warrants were acquired by the selling shareholders directly from the Company in a private offering that was exempt from registration under US securities laws.

The selling shareholders will sell at prevailing market prices or privately negotiated prices.

The Company's common stock is presently traded on the OTC Bulletin Board under the stock symbol MIVT.

The trading price of the common stock was $0.44 per share as of June 1, 2004.

----------------------

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLES "RISK FACTORS" ON PAGES 6 - 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------

The Date of this Prospectus is:  April 27, 2004

TABLE OF CONTENTS

                                                                         Page
PART I - INFORMATION REQUIRED IN PROSPECTUS

Summary Information & Risk Factors .......................................5
Use of Proceeds...........................................................11
Determination of Offering Price...........................................11
Dilution..................................................................11
Selling Security Holders..................................................12
Plan of Distribution......................................................15
Legal Proceedings.........................................................15
Directors, Executive Officers, Promoters and Control Management...........17
Security Ownership of Certain Beneficial Owners and Management............19
Description of Securities.................................................21
Interest of Named Experts and Counsel.....................................22
Disclosure of Commission Position on Indemnification for
      Securities Act Liabilities..........................................22
Description of Business...................................................22
Management's Discussion and Analysis or Plan of Operation.................25
Description of Property...................................................28
Certain Relationships and Related Transactions............................29
Market for Common Equity and Related Stockholder Matters..................29
Executive Compensation....................................................30
Financial Statements......................................................32
Changes in and Disagreements with Accountants on Accounting
      and Financial Disclosure............................................32

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.................................33
Other Expenses of Issuance and Distribution...............................35
Recent Sales of Unregistered Securities...................................36
Exhibits..................................................................38
Undertakings..............................................................38
Signatures................................................................39

                   PART I - INFORMATION REQUIRED IN PROSPECTUS

                      SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before receiving a distribution of our common stock. You should read this entire prospectus carefully.

FINANCIAL SUMMARY INFORMATION

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management Discussion and Analysis" and the accompanying consolidated Financial Statements of the Company and related notes includes elsewhere in this prospectus.

------------------------------------------ ------------------------------------ --------------------------------------
INCOME STATEMENT DATA
(AUDITED)                                              YEAR ENDED MAY 31, 2003             9 MONTHS ENDED FEB 29, 2004
------------------------------------------ ------------------------------------ --------------------------------------
Revenue                                                                     $0                                     $0
------------------------------------------ ------------------------------------ --------------------------------------
Expenses                                                            $3,183,685                            $2,042,3030
------------------------------------------ ------------------------------------ --------------------------------------
Interest Income                                                             $0                                    $89
------------------------------------------ ------------------------------------ --------------------------------------
Minority Interest Share of Loss                                         ($699)                                      0
------------------------------------------ ------------------------------------ --------------------------------------
Net Profits (Losses)                                              ($3,173,411)                            ($1,606,142)
------------------------------------------ ------------------------------------ --------------------------------------

------------------------------------------ ------------------------------------ --------------------------------------
BALANCE SHEET DATA (AUDITED)                           YEAR ENDED MAY 31, 2003             9 MONTHS ENDED FEB 29, 2004
------------------------------------------ ------------------------------------ --------------------------------------

Working Capital (deficit)                                           ($362,024)                              $310,190
------------------------------------------ ------------------------------------ --------------------------------------
Total Assets                                                          $586,097                              $754,867
------------------------------------------ ------------------------------------ --------------------------------------
Total Liabilities                                                   $1,085,942                              $444,677
------------------------------------------ ------------------------------------ --------------------------------------
Shareholders Equity (deficit)                                       ($499,845)                              $310,190
------------------------------------------ ------------------------------------ --------------------------------------

Our auditors have expressed substantial doubt regarding our ability to continue as a going concern.

MIV THERAPEUTICS, INC. BUSINESS SUMMARY

MIV Therapeutics, Inc. (the "Company", "MIVT") is involved in the design, manufacture and development a new generation of implantable medical devices that will utilize its advanced biocompatible stent coating and drug-delivery technologies. The Company's business objective is to be a leader in coating technologies and drug-delivery devices for both cardiovascular and non-vascular disorders.

THE OFFERING

Current Trading Price of The Company's common stock is currently trading on the OTCBB under the stock symbol "MIVT". Commons Stock As of April 20, 2004, the stock was trading at a price of $0.64 per share.

Securities Offered                  7,098,569 common shares

                                    9,056,936 shares of common stock issuable upon exercise of warrants. The Common stock will be offered for resale by selling security holders after those holders exercise their warrants

Minimum number of shares            None
to be sold in this offering

Securities Issued and to            Prior to the Offering:
be issued                           ----------------------

         ----------------------------- --------------------------------------
         TYPE OF SECURITY              AMOUNT OF SECURITIES ISSUED
         ----------------------------- --------------------------------------
         Common Shares (1)               44,119,137
         ----------------------------- --------------------------------------
         Preferred Shares                        0
         ----------------------------- --------------------------------------
         Warrants                        23,034,451
         ----------------------------- --------------------------------------

                                    After the Offering:
                                    -------------------

         ----------------------------- --------------------------------------
         TYPE OF SECURITY              AMOUNT OF SECURITIES ISSUED
         ----------------------------- --------------------------------------
         Common Shares                   53,176,072
         ----------------------------- --------------------------------------
         Preferred Shares                        0
         ----------------------------- --------------------------------------
         Warrants                        13,821,958
         ----------------------------- --------------------------------------

         (1) Shares outstanding as of March 31, 2004 plus the 7,098,569 common shares currently being offered under this prospectus.. The Company has also authorized 4,180,000 stock options pursuant to a Stock Option Plan. As of the present date, none of these options have been exercised.

USE OF PROCEEDS                     The Company received $3,037,500 for the
                                    6,749,998 shares issued at a price of $0.45 per share, and $122,000 for the remaining
                                    348,572 shares issued at a price of $0.35 per share for aggregate proceeds of $3,159,500 for the private placement shares sold.

                                    If all of the 9,212,493 warrants are
                                    exercised, the Company will receive $0.66
                                    per share for 7,424,993 warrants and $0.75 per share for 1,787,498 warrants for aggregate proceeds of $6,241,119.

                                    All proceeds will be used for general
                                    corporate purposes.

RISK FACTORS

The business of the Company involves a number of risks and uncertainties that could cause actual results to differ materially from results projected in any forward-looking statement, or statements, made in this report. These risks and uncertainties include, but are not necessarily limited to the risks set forth below. The Company's securities are speculative and investment in the Company's securities involves a high degree of risk and the possibility that the investor will suffer the loss of the entire amount invested.

BECAUSE WE ARE CURRENTLY A DEVELOPMENT STAGE COMPANY, WE HAVE NO PRODUCTS AVAILABLE FOR SALE OR USE AND MAY LACK THE FINANCIAL RESOURCES NEEDED TO BRING PRODUCTS TO MARKET.

The Company is in the development stage and currently has no products approved for sale or use. The Company will not be able to sell significant quantities of its products until such time, if ever, as it receives regulatory approval to commercially market such products, and thus the Company's long-term viability, growth, and profitability will depend upon successful testing, approval, and commercialization of the MIVT Stent or other products resulting from its research and development activities. Adverse or inconclusive results in clinical trials of these products could significantly delay or ultimately preclude any regulatory approvals, and even if obtained there can be no assurance that any product approval would lead to the successful commercialization of the product approved. Furthermore, the Company does not expect to begin the regulatory approval process in the United States for at least the next three years, and will only pursue approval and marketing of its products in the countries recognizing the CE Mark, such as most European and Asian countries.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY ON WHICH AN EVALUATION OF OUR PROSPECTS CAN BE MADE, W MAY NOT BE ABLE TO EFFECTIVELY MANAGE THE DEMANDS REQUIRED OF A NEW BUSINESS IN THE MEDICAL DEVICE INDUSTRY.

The Company has a limited operating history upon which an evaluation of its prospects can be made. There can be no assurance that the Company will effectively execute MIVT's business plan or manage any growth of the MIVT business, or that the Company's future operating and financial forecast will be met. Future development and operating results will depend on many factors, including access to adequate capital, the completion and regulatory approval of marketable products, the demand for the Company's products, the level of product and price competition, the Company's success in setting up and expanding distribution channels, and whether the Company can control costs. Many of these factors are beyond the control of the Company. In addition, the Company's future prospects must be considered in light of the risks, expenses, and difficulties frequently encountered in establishing a new business in the medical device industry, which is characterized by intense competition, rapid technological change, highly litigious competitors, potential product liability and significant regulation.

BECAUSE WE HAVE A HISTORY OF LOSSES AND ANTICIPATE CONTINUED LOSSES THROUGH OUR DEVELOPMENT STAGE, WE MAY LACK THE FINANCIAL STABILITY REQUIRED TO CONTINUE OPERATIONS.

Since inception, the Company has suffered recurring losses and has not earned any revenues to date. The Company posted a loss of $3.17 million during the year ended May 31, 2003; a loss of $3.92 million during the year ended May 31, 2002; and had has losses totaling $11.7 million since inception. The Company has funded its operations through the issuance of common stock, and through related party loans since inception, in order to meet its strategic objectives. The Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. The Company's ability to generate revenue primarily depends on its success in completing development and obtaining regulatory approvals for the commercial sale of the products under development. There can be no assurance that any such events will occur, that the Company will attain revenues from commercialization of its products, or that the Company will ever achieve profitable operations.

BECAUSE THE LIFE CYCLE OF MEDICAL PRODUCTS ARE DIFFICULT TO PREDICT, EVEN IF WE WERE TO INTRODUCE A PRODUCT TO THE MARKET WE MAY NOT BE ABLE TO GAIN MARKET ACCEPTANCE OF THE PRODUCT.

The life cycle of the products that the Company plans to develop is difficult to predict. Failure to gain timely market acceptance of its products would have a material adverse effect on the Company's ability to generate revenue, and would have a material adverse effect on the Company's business, financial condition and results of operations. To successfully gain market acceptance, the Company must develop the ability to manufacture its products in large quantities in compliance with regulatory requirements and at an acceptable cost. The Company has no long-term experience in manufacturing stent products, and could experience difficulties in development or manufacturing that may have a material adverse effect on the Company's ability to market its product. Moreover, there can be no assurance that the Company will be successful in scaling up manufacturing operations sufficient to produce its products in sufficient volume to generate market acceptance.

BECAUSE WE ARE SIGNIFICANTLY SMALLER THAN THE MAJORITY OF OUR NATIONAL COMPETITORS WE MAY LACK THE FINANCIAL RESOURCES NEEDED TO CAPTURE MARKET SHARE.

The market in which the Company intends to operate is dominated by several large firms with established products, and the Company's success is dependant upon acceptance of its products by the medical community as reliable, safe and cost-effective. It may be difficult or impossible for the Company to achieve such acceptance of its products in view of these market conditions. In addition, the Company's competitors are more financially stable than the Company and have significant resources for research and development available to them. Thus it is likely that they will be quicker to market than the Company, with products that will compete with its products, should it be successfully approved and commercialized. Moreover, even if the Company successfully brings its products to market ahead of its projected competitors, established competitors could quickly bring products to market that would compete. In addition, the medical device market is subject to constant introduction of new products and designs. Market acceptance of the Company's products may be influenced by new products or technologies that come to market, which could render the Company's products obsolete or prohibitively expensive.

BECAUSE WE HAVE NOT EARNED ANY REVENUES FROM OPERATIONS, ALL OUR CAPITAL REQUIREMENTS HAVE BEEN MET THROUGH FINANCIAL AND IT IS NOT CERTAIN WE WILL BE ABLE TO CONTINUE TO FIND FINANCING TO MEET OUR OPERATING REQUIREMENTS.

The Company's capital requirements have been and will continue to be significant. The Company will be dependant on future financing to fund its research and development as well as other working capital requirements. The Company estimates that its current working capital will support its activities for no more than four months. After that time, the Company will need additional financing. The Company is currently anticipating further subscriptions for its common stock, but there can be no assurance that these subscriptions will be forthcoming or that they will result in sufficient capital for the Company to meet its current and expected working capital needs. It is not anticipated that any of the officers, directors or current shareholders of the Company will provide any significant portion of the Company's future financing requirements. Furthermore, in the event that the Company's plans change, its assumptions change or prove inaccurate, or its capital resources prove to be insufficient to fund operations, the Company could be required to seek additional financing sooner than currently anticipated, or in greater amounts than is currently anticipated. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or possibly cease its operations. In addition, any future equity financing may involve substantial dilution to the Company's existing shareholders.

BECAUSE WE ARE IN THE DEVELOPMENT STAGE AND HAVE NOT YET PRODUCED A MARKETABLE PRODUCT, WE MAY LACK THE ABILITY TO RECRUIT SUITABLE CANDIDATES FOR EMPLOYMENT, OR TO ATTRACT THEM TO THE COMPANY SHOULD THEY BE IDENTIFIED

The Company currently has 6 full time employees and only three full-time officers and directors. In addition, the Company has entered into consulting agreements with three individuals two of whom are also Directors, to provide management services to the Company. The remainder of the Company's management has been undertaken by independent consultants. This may make it difficult for the Company to attract capital investment sufficient to meet its capital needs. Because the Company is in the development stage and has not yet produced a marketable product, it will be reliant upon its ability to attract skilled members of the Stent or medical products industries. There can be no assurance that the Company will be able to identify suitable candidates for employment, or to attract them to the Company should they be identified. In addition, the Company will be heavily dependent upon creative design and engineering skills of individuals with whom it has little familiarity, and who may not perform as expected.

BECAUSE WE MAY NOT BE ABLE TO OBTAIN PATENTS FOR THE DEVICES WE ARE CURRENTLY RESEARCHING, WE MAY NOT HAVE BE ABLE TO PROTECT OF INTELLECTUAL PROPERTY RIGHTS.

The Company's success will depend in part on whether the Company can obtain patent protection for its products and processes, preserve trade secrets and proprietary technology, and operate without infringing upon patent or other proprietary rights of third parties. The Company has patent applications pending in the United States and in several foreign markets, and is in the process of filing additional foreign patent applications, but there can be no assurance that any of these patents will be issued or that patents will not be challenged. A significant number of medical device companies, other companies, universities, and research institutions have filed patent applications or have been issued patents relating to stents and stent delivery systems, and there has been substantial litigation in this area. Established companies in the medical products industry generally, and the stent industry in particular, are aggressive in attempts to block new entrants to their markets, and the Company's products, if successfully developed, may interfere with the intellectual property rights of these companies. The Company's success will depend on its products not infringing patents that the Company expects would be vigorously prosecuted. Furthermore, the validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, are highly uncertain. Even if the Company successfully patents the MIVT laser-cut stent, there can be no assurance that it would be able to successfully assert its patents against competing products. In addition, infringement claims against the MIVT laser-cut stent could be sufficiently expensive to have a material adverse effect on the Company's results or ability to continue marketing its products.

BECAUSE PRODUCT LIABILITY IS INHERENT IN THE MEDICAL DEVICES INDUSTRY AND INSURANCE IS EXPENSIVE AND DIFFICULT TO OBTAIN, THE COMPANY MAY BE EXPOSED TO LARGE LAWSUITS.

The Company's business exposes it to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of medical products. While the Company will take precautions it deems to be appropriate to avoid product liability suits against it, there can be no assurance that it will be able to avoid significant product liability exposure. Product liability insurance for the medical products industry is generally expensive, to the extent it is available at all. The Company has not yet sought to obtain product liability coverage. The Company intends to obtain such coverage when it is apparent that the MIVT Stent or other products developed by the Company will be marketable. There can be no assurance that it will be able to obtain such coverage on acceptable terms, or that any insurance policy will provide adequate protection against potential claims. A successful product liability claim brought against the Company may exceed any insurance coverage secured by the Company, and could have a material adverse effect on the Company's results or ability to continue marketing its products.

BECAUSE THE HEALTHCARE INDUSTRY IS SUBJECT TO CHANGING POLICIES AND PROCEDURES, WE MAY FIND IT DIFFICULT TO CONTINUE TO COMPETE IN AN UNCERTAIN ENVIRONMENT

The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years, government regulation of the healthcare industry has changed significantly in several countries. Healthcare industry participants may react to new policies by curtailing or deferring use of new treatments for disease, including treatments that would use the products that the Company intends to develop. This could substantially impair the Company's ability to successfully commercialize the MIVT Stent, which would have a material adverse effect on the Company's performance.

BECAUSE OUR STOCK IS LISTED ON THE OTCBB AND NOT A LARGER OR MORE RECOGNIZED EXCHANGE, INVESTORS MAY FIND IT DIFFICULT TO SELL THEIR SHARES OR OBTAIN ACCURATE QUOTATIONS FOR SHARE PRICES.

The Company's common stock is listed on the OTCBB. Investors may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's common stock than would otherwise be the case were the Company's common stock listed on a more recognized stock exchange or quotation service. In addition, trading in the Company's common stock is currently subject to certain rules under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock." Penny stocks are generally non-Nasdaq equity securities with a market price less than $5.00 per share. The penny stock rules require broker-dealers selling penny stocks to make certain disclosures about such stocks to purchasers thereof, and impose sales practice restrictions on broker-dealers in certain penny stock transactions. The additional burdens imposed upon broker-dealers by these rules may discourage them from effecting transactions in the Company's common stock, which could limit the liquidity of the common stock and the ability of the Company's stockholders to sell their stock in the secondary market.

GOING CONCERN RISK

There is substantial doubt as to our ability to continue as a going concern based on our past operating losses and predicted future operating losses. Our auditor has issued a going concern opinion on our financial statements expressing substantial doubt that we can continue as a going concern for a reasonable period of time unless sufficient equity financing can be secured. There can be no assurances that any required capital can be obtained on terms favorable to the Company

DEFAULT ON LOAN

The Company had an outstanding loan of $500,000 which was repayable on December 31, 2005. The loan was payable to International Mercantile Holding Group, Inc. ("IMHG"). An action was commenced by the Company against IMHG for a declaration that no monies are owed by the Company to IMGH and an accounting for any Endovasc Ltd., Inc. common shares sold by IMGH. For further details, please see page 14 of the Company's Prospectus, under the heading
Legal Proceedings.

The interest rate on the loan was equal to the London Interbank Offered Rate plus 1%. The loan was secured by 1 million common shares of Endovasc Ltd., Inc.(OTCBB: EVSC) common shares. Earlier in the year, Endovasc completed a stock split, effectively increasing the number of Endovasc shares held as security to
1.2 million shares. On June 2, 2003, the Company failed to make the interest payment required on the loan. Consequently on June 12, 2003, the loan became in default and the lender became entitled to deal with the Endovasc Ltd. Inc. stock in any manner it chooses in its sole discretion. The agreement required that in the event of any sale of the collateral, the lender shall account for the number of shares sold. In the event there is collateral remaining after payment of principal and accrued interest, the lender shall return the remaining unsold portion of the collateral to the Company. The Company has not received any notice of default from the lender nor an accounting from the lender for shares sold, if any, subsequent to June 12, 2003.

On January 8, 2004, the Court granted an Order declaring that the Company's debt to International Mercantile Holding Group Inc. was extinguished by the sale of the collateral it had pledged to the lender. This reduced the debt shown on the Company's financial statements by $450,000 for the quarter ended February 29, 2004.

The Company received the shares of Endovasc pursuant to a Licensing Agreement entered into in May, 2002. The License Agreement provided an exclusive worldwide license to the Company for the manufacturing, distribution and marketing of the Endovasc product PROStent(TM). In consideration for the license agreement, Endovasc was to receive $2.2 million in staged payments, royalty fees, as well as funding for an arm of the research devoted to stent coatings. In return, the Company received 1 million preferred shares of Endovasc for which it paid $50,000. In May 2003 the Company announced it chose not to extend the PROstent(TM) License Agreement with Endovasc for economic reasons. The Company felt it would be more economically viable to focus its resources on its proprietary hydroxyapatite stent coating program.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could" "may", "will ", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

If all of the redeemable stock purchase warrants are exercised, the Company will receive gross proceeds from exercise of the redeemable stock purchase warrants of approximately $ 6,241,119. The Company intends to use any such proceeds for the general corporate purposes including working capital, research and development, and clinical trials.

It is unlikely that selling shareholders will exercise the warrants if the exercise price exceeds the current trading price as the shareholders could purchase the shares on the market for less than the cost of exercising their warrants.

The exercise prices of the warrants is either $0.66 or 0.75. The trading price of the common stock was $0.51 as of April 27, 2004. In the past 52 weeks, the common stock has ranged in price from $0.16 share to $0.92 per share The foregoing represents the Company's intentions based upon its present plans and business conditions. The occurrence of unforeseen events or changes in business conditions, however, could result in applying the proceeds from the exercise of the redeemable stock purchase warrants in a manner other than as described in this prospectus.

                         DETERMINATION OF OFFERING PRICE

The selling shareholders will sell at prevailing market prices or privately negotiated prices. The Company's common shares are quoted on the OTC Bulletin Board under the stock symbol "MIVT".

                                    DILUTION

The net tangible book value of our company as of February 29, 2004 was $310,169 or $0.0098 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued upon exercise of the warrants. The amount of dilution will depend on the offering price and number of warrants exercised. The following example shows the dilution to new investors at an offering price of $0.51 per share, the price of the common shares on April 27, 2004.

If we assume that our company had issued 16,311,063 shares of common stock at an assumed offering price of $0.51 per share (ie, the maximum number of shares registered in this offering if all warrants are exercises), for total proceeds of $8,318,642, less offering expenses of $10,000, our net tangible book value as of February 29, 2004 would have been $8,628,811 or $0.1618 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.152 per share and an immediate dilution to new stockholders of $0.358 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                $0.5100
Net tangible book value per share before this offering                 $0.0098
Increase attributable to new investors                                 $0.1520
--------------------------------------------------------------------------------

Net tangible book value per share after this offering                  $0.1618

Dilution per share to new stockholders                                 $0.3580

                             SELLING SECURITY HOLDER

The selling shareholders named in this prospectus are offering all of the 7,098,570 shares of common stock issued, and all of the shares of common stock issuable upon exercise of the 9,212,493 warrants offered through this prospectus. The selling shareholders acquired all the shares and warrants from the Company in offerings that were exempt from registration under section 4(2) and/or Regulation S and/or Regulation D Rule 506 of the Securities Act of 1933 and completed from December through April, 2004.

The following table provides, as of April 27, 2004, information regarding the beneficial ownership of the Company's common stock held by the selling shareholders, including:

1.       the number of shares owned prior to this offering;
2.       the total number of shares that are to be offered;
3. the total number of shares that will be owned upon completion of the offering;
4.       the percentage owned; and
5. the identity of the beneficial holder of any entity that owns the shares.

The percentages are based on 53,331,630 shares of common stock outstanding after the offering if all warrants are exercised. The numbers in this table assume no other outstanding warrants are exercised and no further shares are issued before this registration statement becomes effective.

All Selling Shareholders beneficially own and have sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Name of Selling        Shares Owned    Warrants     Total Shares Percent of    Max.        Beneficial  Percent
Shareholder (1)        Prior to        Owned        and Warrants beneficial    number      Ownership   owned upon
                       Offering        Prior to     Owned Prior  ownership     of shares   After       completion
                                       Offering     to Offering  if all        being       Offering    of this
                                                                 warrants are  offered                 Offering
                                                                 exercised     (5)
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Craig Scott and           100,000         100,000      200,000      0.4%         100,000      100,000     0.2%
Karen Ard (2)
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Edwards-Wilson             71,429          71,429      142,858      0.3%          71,429       71,429     0.1%
Group (3)
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Graham Ivanco (3)         125,000         125,000      250,000      0.5%         125,000      125,000     0.2%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Affaires                   57,143          57,143      114,286      0.2%          57,143       57,143     0.1%
Financiers SA (3)
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
LOM Securities            110,000         110,000      220,000      0.4%          95,000      125,000     0.2%
(Bermuda) Ltd (3)(4)
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
TCMP Partners             333,333         416,667      750,000      1.4%         750,000            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Michael Hamblett          300,000         375,000      675,000      1.3%         675,000            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Alpha Capital AG        1,111,111       1,388,890    2,500,001      4.7%       2,500,001            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
SRG Capital LLC           450,000         562,500    1,012,500      1.9%       1,012,500            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Stonestreet LP            833,333       1,041,665    1,874,998      3.5%       1,874,998            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Whalehaven Fund Ltd       222,222         277,777      499,999      0.9%         499,999            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Bridge and Pipes          813,555       1,016,944    1,830,499      3.4%       1,830,499            0     0.0%
LLC
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Bristol Investment        888,889       1,111,110    1,999,999      3.8%       1,999,999            0     0.0%
Fund
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Alki Partners LP          400,000         500,000      900,000      1.7%         900,000            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Alki Fund Ltd.            266,667         333,332      599,998      1.1%         599,998            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Robert MacGregor                0          67,500       67,500      0.1%          67,500            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Duncan Capital LLC              0         371,247      371,247      0.5%         371,247            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Richard Smithline               0          67,500       67,500      0.1%          67,500            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
David Fuchs                     0          67,500       67,500      0.1%          67,500            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Bradford Monks                  0          16,875       16,875      0.0%          16,875            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Robert Yingling                 0          16,875       16,875      0.0%          16,875            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
David Filer                     0          67,500       67,500      0.1%          67,500            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
David Goodfriend           22,000          27,500       49,500      0.1%          49,500            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Ammon Mandelbaum          220,000         275,000      495,000      0.9%         495,000            0     0.0%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Ellis                     222,222         277,778      500,000      0.9%         500,000            0     0.0%
International
Limited Inc.
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
Rockwood Group LLC        222,222         277,778      500,000      0.9%         500,000            0     0.0%

--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
DKR Soundshore            444,444         555,555      999,999      1.8%         999,999            0     0.0%
Oasis Holding Fund
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------
TOTAL                   7,213,570       9,576,065   16,789,634     31.2%      16,311,062      478,572     0.6%
--------------------   ----------      ----------   ----------   ------------ ----------   ----------  ---------


(1) None of the Selling Shareholders or their affiliates are broker-dealers.
(2)      Shares are not being registered
(3)      Warrants are not being registered
(4)      Only 95,000 of these shares are being registered
(5)      Assuming all warrants are exercised.

Relationship of Selling Shareholders or their beneficial owners to the Company
--------------------------------  -----------------------   -----------------------------------------------------------
Selling Shareholder               Agreement Name and date   Material terms of agreement
--------------------------------  -----------------------   -----------------------------------------------------------
Craig Scott and Karen Ard         Consulting Agreement (2)  Consultant will engage in investor banking and investor relations services for the Company

                                                            Company will issue:

                                                            50,000 common shares immediately;
                                                            50,000 common shares to vest at 60 days;
                                                            100,000 share purchase warrants at a price of $1.00 per share to vest in 30 days;
                                                            100,000 share purchase warrants at a price of $2.00 per share to vest in 90 days; and
                                                            100,000 share purchase warrants at a price of $3.00 per share to vest in 180 days (3)

--------------------------------  -----------------------   -----------------------------------------------------------
Edwards-Wilson Group              Private Placement (1)     Shareholders purchases units at a price of $0.35 per unit
Graham Ivanco                                               in December 2003 pursuant to private placement subscription agreements
Affairs Financiers SA                                       exempt from registration under s. 4(2)of the Securities Act of 1934
LOM Securities (Bermuda) Ltd.
--------------------------------  -----------------------   -----------------------------------------------------------
Remaining shareholders            Security Purchase         Purchasers subscribed for common shares and stock purchase
                                  Agreement (3)             warrants.
--------------------------------  -----------------------   -----------------------------------------------------------

         (1) The selling shareholders or their beneficial owners have never been an officer or director of the Company's predecessors or affiliates

         (2) Consulting Agreement has been attached as Exhibit 10.1 to the Company's Form 10QSB filed on January 14, 2003. Subsequently, the Company terminated the Agreement and agreed to issue Consultants 100,000 share purchase warrants at a price of $0.75 per share.

         (3) The Security Purchase Agreement is filed as Exhibit 10.1 to this Form SB-2/A

                              PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

* ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;
* block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
* purchases by a broker/dealer as principal and resale by the broker/dealer for its account;
* an exchange distribution in accordance with the Rules of the applicable exchange;
*    privately negotiated transactions;
*    settlement of short sales;
* broker/dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
*    a combination of any such methods of sale; and
*    any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker/dealers engaged by the Selling Stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the Selling Stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions to exceed what is customary in the types of transactions involved. The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The Selling Stockholders have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                LEGAL PROCEEDINGS

John Ma

On November 18, 2002, John Ma, a former consultant with the Company's partially owned subsidiary, M-I Vascular Innovations, Inc. ("Vascular") filed a Writ and Statement of Claim in the Supreme Court of British Columbia against the Company, its Chief Executive Officer and President, Allan P. Lindsay, and against Vascular, seeking specific performance of a share exchange to receive 3,192,399 shares of the Company in exchange for 3,192,399 shares in Vascular, or alternatively, damages.

On April 1, 2003, the parties attended a court hearing in chambers on an application to dismiss the action against Mr. Lindsay on the basis that the action was vexatious and disclosed no reasonable claim against Mr. Lindsay. The Company was successful and on April 1, 2003 the Honourable Madam Justice Kirkpatrick, who presided over the hearing, granted the relief sought and dismissed the claim against the C.E.O. of the Company, Mr. Lindsay.

The Company and Vascular attended a court hearing in chambers on April 16, 17, and 25, 2003 on a summary trial application by the Plaintiff John Ma for an Order for a declaration that Ma is entitled to an exchange of 3,192,399 common shares of Vascular for 3,192,399 common shares of the Company pursuant to a Settlement Agreement entered into on September 14, 2001.

The Honourable Mr. Justice Lowry, who presided over the summary trial, pronounced judgment on May 20, 2003, granting the summary relief that was requested by Ma at the summary trial, and ordering the Company and Vascular to perform the share exchange (the "Judgment"). The Company has appealed the judgment to the British Columbia Court of Appeal and anticipates that the appeal will be heard within the next 12 months.

The final terms of the Order of the Judgment of Mr. Justice Lowry have not yet been settled and the Company anticipates that the Order will be settled at a court hearing in chambers some time in July, 2003.

In a counterclaim in the Supreme Court of British Columbia, the Company continues to dispute Ma's entitlement to the 3,192,399 Vascular shares and any Company shares that Ma may receive pursuant to court order.

Management currently believes that it will be successful in defending against the Plaintiff's claims. However, if the Plaintiff is successful and receives the 3,192,399 shares he is seeking, the Company's issued and outstanding shares will increase by 10% from 28,357,763 shares to 31,550,162 shares, and current shareholders would feel an immediate dilution in the value of their shares. The Company does not believe this would have a material adverse effect on the Company's financial position.

International Mercantile Holding Group, Inc.

On October 6, 2003, the Company commenced an action against International Mercantile Holding Group, Inc. ("IMHG") in the Supreme Court of British Columbia. The Company entered into a loan agreement with IMHG in December, 2002, whereby IMHG agreed to loan the Company $858,000. The Company pledged 1,000,000 common shares in Endovasc Ltd. (OTCBB: EVSC) as security for the loan (the "Pledged Shares"). In the event that the loan is in default, IMGH is entitled to sell the Pledged Shares and apply the proceeds towards any outstanding amount of the loan, and provide a full accounting to the Company. Pursuant to the loan agreement, IMHG forwarded $500,000 to the Company in December, 2002. No payments have been made towards the loan, and the and on June 12, 2003, the loan became in default. IMHG has neither disclosed the details of any sales it has made of the Pledged Shares nor delivered any notice of default to the Company. In the action, the Company is seeking:
1.  a declaration that it owes no monies to IMHG;
2. an accounting of the amount and proceeds of any sales of the Pledged Shares; and
3.  damages for breach of contract.

On January 8, 2004, the Court granted an Order declaring that the Company's debt to International Mercantile Holding Group Inc. was extinguished by the sale of the collateral it had pledged to the lender. This reduced the debt shown on the Company's financial statements by $450,000 for the quarter ended February 29, 2004.

Barry Migliorini and Jack Naventi doing business as National Capital

The Company has commenced an action in the Supreme Court of British Columbia against Barry Migliorini and Jack Naventi, both doing business as National Capital (the "Defendants"). The Company has claimed that the Defendants were misrepresenting themselves as being affiliated with a registered broker dealer in good standing as a member of the National Association of Securities Dealers, Inc., and on that basis obtained the Company's authorized signatures on several documents authorizing the issuance of shares and warrants to the Defendants in exchange for certain financial advice. In its claim, the Company is seeking the following relief:
1. a declaration that there is no valid and binding agreement between the Company and the Defendants;
2. a declaration that the Company is not obligated to issue any warrants to purchase the Company's common stock or any shares in the Company's common stock to the Defendants;
3. an Order canceling 65,217 shares of the Company's common stock that were issued to National Capital; and
4.  restitution and damages for misrepresentation.

The Company currently believes that it will be successful in its claim against the Defendants. If, however, the Company is not successful, the Company may be obligated to issue to the Defendants and register 1.2 million warrants to purchase common shares in the Company at a price of $0.40 for a six month term and 200,000 warrants to purchase common shares in the Company at a price of $0.42 for a six month term. The Company does not believe that issuing such warrants would have a material adverse affect on the Company's financial position.

         DIRECTORS, EXECUTIVE OFFICER, PROMOTERS AND CONTROL MANAGEMENT

(a) The following table sets forth the name, age, and position of the executive officers and directors of the Company as of April 27, 2004. The directors were appointed until the Company's next annual general meeting or until a successor is elected and qualifies to be a director of the Company:

NAME                       AGE              TITLE                               TERM
----                       ---              -----                               ----
Alan P. Lindsay            53               Chairman, President, CEO            Annual
Patrick A. McGowan         65               Executive Vice President, CFO,
                                            Secretary, Director                 Annual
Dr. Daniel Savard          53               Director                            Annual
Dr. Tom Troczynski         50               Vice President, Coatings            n/a
Arc Rajtar                 56               Vice President, Operations for      n/a
                                            MIVI Technologies, Inc.

The following table sets forth the portion of their time the Officers and Directors devote to the Company:

Alan P. Lindsay            100%             Dr. Tom Troczynski                   10%
Patrick A. McGowan         100%             Arc Rajtar                          100%
Dr. Daniel Savard           10%


The term of office for each director is one (1) year, or until his/her successor is elected at the Company's annual meeting and is qualified. The term of office for each officer of the Company is at the pleasure of the board of directors.

The board of directors does not have a nominating committee. Therefore, the selection of persons or election to the board of directors was neither independently made nor negotiated at arm's length.

(b) Identification of Certain Significant Employees.

Strategic matters and critical decisions are handled by the directors and executive officers of the Company.

(c) Family Relationships. None

(d) Business Experience.

The following is a brief account of the business experience during the past five years of each director and executive officer of the Company, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

ALAN P. LINDSAY, Chairman, President, and CEO, age 53.

Mr. Lindsay has been MIVT's Chairman, President and CEO since October 2001. He has extensive experience in building companies and taking them public on recognized stock exchanges. Before coming to MIVT, Mr. Lindsay was the Chairman, President and CEO of Azco Mining, a base metals exploration company, he co-founded and took public on the Toronto and American Stock Exchange. Mr. Lindsay served as Azco's CEO and President from 1991-1994, its Chairman and CEO from 1994-1997, and its President, Chairman and CEO from 1997-2000. Azco was listed on the Toronto Stock Exchange in 1993 and on the American Stock Exchange in 1994. Azco was delisted from both exchanges in 2003.

Mr. Lindsay was also Chair-man of the Board of GeneMax Pharmaceuticals Inc., a company he co-founded 1999 and assisted with its financing. Mr. Lindsay resigned as Chairman prior to the company going public, and as director shortly afterward. In 2002 the Company was taken public through a reverse take over and was listed on the OTCBB under the name GeneMax Corp. It currently trades under the stock symbol GMXX. GeneMax Corporation, through GeneMax Pharmaceuticals, is a product-focused biotechnology company specializing in the application of the latest discoveries in cellular immunology and cancer biology to the development of proprietary therapeutics aimed at the treatment and eradication of cancer and therapies for infectious diseases, autoimmune disorders and transplant tissue rejection. In the past 52 weeks, the price of GeneMax shares have ranged from $10.25 to $0.81 per share. The price of common shares was $0.82 per share as of February 20, 2004.

Prior to becoming an entrepreneur, Mr. Lindsay was responsible for building a significant business and marketing organization in Vancouver, BC for Manulife Financial, a major international financial services corporation. Mr. Lindsay was employed by Manulife from 1976-1982. Mr. Lindsay was responsible for building the marketing organization of the Company in the Greater Vancouver area. From 1982-1989 he served as the Manager of the North American Life's (later acquired by Manulife)Vancouver office. Mr. Lindsay has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

PATRICK A. MCGOWAN, Executive Vice President and Chief Financial Officer, Director, and Secretary, age 65.

Mr. McGowan is a management consultant specializing in assisting public companies with financing, regulatory filings, administration and business plans. From November 1, 2001 to the present, he has been engaged by the Company to serve as its Executive Vice President and Chief Financial Officer, and to assume responsibility for negotiations with attorneys, auditors and financial representatives and the day to day business operations of the Company. From September 1997 to the time he joined MIVT, Mr. McGowan served as CEO of American Petro-Hunter, Inc., an oil exploration company with duties including reviewing business proposals, writing business plans and approving corporate filings. Mr. McGowan was also responsible for all legal matters and functional areas of business for American Petro-Hunter including administration, accounting, contract negotiations, banking, writing press releases and overseeing regulatory filings. American Petro-Hunter is currently listed on the OTCBB under the stock symbol AAPH. During the past 52 weeks, the price of common shares of AAPH has ranged from $0.25 to $0.20 per share. The current trading price of the shares $0.13 as of February 17, 2004.

Mr. McGowan obtained his Masters of Business Administration from the University of Western Ontario in 1965, and his Bachelors of Science from the University of Oregon in 1963. Mr. McGowan has no family relationship with any of the persons nominated to become directors or executive officers of the Company. Mr. McGowan has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

DR. DANIEL SAVARD, Director, age 53

Dr. Daniel Savard brings more than 20 years of clinical practice and clinical research in cardiology. From 1997 to the present, Dr. Savard has been President of Medi-Recherche Inc. and Assistant-Medical Director of the Quebec Blue Cross (Canassistance, Inc.). In 2001 Dr. Savard became a member of the Board of Governors of the Quebec Blue Cross. He is also member of the Societe des Medecins Experts du Quebec and he does expertise evaluation in Cardiology mainly for Insurance companies and in civil liability . Since 2000, he his Consultant for La Regie des Rentes du Quebec. Recently, he joint Biomundis, a Canadian venture capital company in biotechnology, as medical Director.

Dr. Savard holds a doctorate degree in medicine from Faculty of Medicine of Montreal University (1971-1976) and a license of the Medical Council of Canada. He completed postdoctoral training in Internal Medicine and in Cardiology at Montreal University (1976-1980) and a 1-year fellowship in clinical and research echocardiography at Quebec Heart Institute of Laval University. He has been certified in Cardiology from the Corporation des Medecins du Quebec and from the Royal College of Physicians and Surgeons of Canada. Dr. Savard is assistant professor of Medicine at University of Montreal and practicing at Centre Hospitalier Universitaire de Montreal, Notre-Dame Hospital in Montreal. His research interests are coronary heart disease, congestive heart failure, arterial hypertension, hyperlipidemia, angiogenesis therapy in coronary heart disease, circadian cycle and ambulatory blood pressure monitoring.

Dr. Savard is highly involved in clinical research. Indeed, he participated in 65 clinical trials or which several were international multicenter studies. He has been member for several pharmaceuticals clinical advisory boards for companies such as Pfizer, Hoechst Marion Roussel, Biovail Corp, Crystaal Corp. and Aventis Pharma Inc. He is currently consultant for Biovail Corp. and for Medisys, an important Canadian Health Care Management company.

He is an active member of several associations such as: the Association des Cardiologues du Quebec ,the Association des Medecins Specialistes du Quebec and of the Societe des Medecins Experts du Quebec. Dr. Savard published more than 40 manuscripts from his research. Dr. Savard has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

TOM TROCZYNSKI, Vice President of Coatings, age 50

Dr. Troczynski joined the Company in February 2002 to assist in the development of its proprietary coating technologies and in the supervision of the Research and Development team at the University of British Columbia. Since 2001, Dr. Troczynski has been a Professor in Metals and Materials Engineering Dept. at the University of British Columbia and leads UBCeram, the largest ceramics research group in Canada. His bio-ceramics development program is focused on the development of biocompatible hydroxyapatite coatings for metallic substrates, such as implants and stents. From 1997 to 2001, Dr. Troczynski was an assistant professor at the University of British Columbia. Dr. Troczynski graduated from McMaster University in Hamilton, Ontario in Materials Science and Engineering in 1987. He has published many journal articles and other publications, as well as filed a number of patents. Dr. Troczynski has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

ARC RAJTAR, Vice President, Operations (MIVI Technologies, Inc.), age 56.

Arc Rajtar joined MIVI Technologies, Inc. the operating subsidiary of MIV Therapeutics, in February 2002. From 1999 to 2002, Mr. Rajar served as Vice President of Logistics of Netlogix Information Technologies, Inc. From 1998 to 2001 Mr. Rajtar was Corporate Quality Assurance Manager at Spectrum Signal Processing, Inc. From 1991 to 1998, he was the President of Quexx International Ltd., a management consulting company that specializes in business process engineering, business development and quality management systems for medical and electronics industries. Mr. Rajtar received a Master in Mechanical Engineering from the Technical University of Gdansk, Poland and is a Chartered Engineer with The Institution of Engineers, Australia and a Member of American Society for Quality. Mr. Rajtar has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

(e) Directors Compensation

Directors who are also officers of the Registrant receive no cash compensation for services as a director.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

a) Beneficial owners of five percent (5%) or greater, of the Company's common stock: No preferred stock is outstanding at the date of this offering. The following sets forth information with respect to ownership by holders of more than five percent (5%) of the Registrant's common stock known by the Registrant based upon 37,020,567 shares outstanding at March 31, 2004.

Title of          Name and Address of                Amount of Beneficial      Percent
Class             Beneficial Owner                   Interest                  of Class
-----             ----------------                   --------                  --------
Common            Cede & Co.                         23,169,721 (1)             63%
                  PO Box 222 Bowling Green Stat
                  New York

                  Isaiah Capital Trust                2,000,000 (2)             5.4%
                  PO Box 546 28-30 The Parade
                  St. Helier, Jersey
                  Channel Isles JE4 8XY


         (1) Shares are held electronically in the Depository Trust and Clearing Corporation by various shareholders.
         (2) The trustee of Isaiah Capital Trust is Equity Trust of St. Helier, Jersey, and the beneficiary is Sandra Corin, a resident of Canada

b) The following sets forth information with respect to the Company's common stock beneficially owned by each Officer and Director, and by all Directors and Officers as a group, at April 27, 2004. The Percentages are based on a total of 37,020,567 shares outstanding as of March 31, 2004.

Title of                   Name and Address of                Amount of                 Percent
Class                      Beneficial Owner                   Beneficial Interest       of Class
-----                      ----------------                   -------------------       --------
Common                     Alan P. Lindsay                    400,000 Shares              1.1%
                           Suite 1, 8765 Ash Street.          700,000 Options             1.9%
                           Vancouver, BC V6P 3T3

Common                     Patrick A. McGowan                  44,709 Shares              0.1%
                           Suite 1, 8765 Ash Street           600,000 Options             1.6%
                           Vancouver, BC V6P 3T3

                           Daniel Savard                      250,000 Options             0.7%
                           Suite 1, 8765 Ash Street
                           Vancouver, BC V6P 3T3

                           Tom Troczynksi                      71,434 Shares              0.2%
                           Suite 1, 8765 Ash Street           500,000 Warrants            1.4%
                           Vancouver, BC V6P 3T3              200,000 Options             0.5%

Common                     Arc Rajtar                               0 Shares              0.0%
                           Suite 1, 8765 Ash Street           200,000 Options             0.5%
                           Vancouver, BC V6P 3T3

Total as a group                                              516,143 Shares              1.4%
                                                            1,950,000 Options             5.3%
                                                              500,000 Warrants            1.4%

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK

The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, $0.001 par value and 20,000,000 shares of preferred stock, $0.001 par value. Holders of the Common Stock have no preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and non-assessable. The Board of Directors is authorized to issue additional shares of Common Stock not to exceed the amount authorized by the Company's Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

The above description concerning the Capital Stock of the Company does not purport to be complete. Reference is made to the Company's Articles of Incorporation and Bylaws which are available for inspection upon proper notice at the Company's offices and are available on the Internet as an exhibit to the Company's Form 10SB12G as filed on April 26, 2000, as well as to the applicable statutes of the State of Nevada for a more complete description concerning the rights and liabilities of stockholders.

VOTING RIGHTS

Each holder of Common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than fifty percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

DIVIDEND POLICY

Holders of the Company's Common Stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

STOCK TRANSFER AGENT

The Company's Transfer Agent is Interwest Transfer Co. Inc. of 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

SHARES ELIGIBLE FOR FUTURE SALE

The 7,098,570 shares of common stock and the 9,212,493 shares of common stock issuable upon exercise of the warrants registered in this offering will be freely tradable without restrictions under the Securities Act. No shares held by our "affiliates" (officers, directors or 10% shareholders) are being registered hereunder.

In general, under Rule 144, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

ACCOUNTANTS

Our Audited Financial Statements for the period of May 31, 2002 to May 31, 2003 have been included in this prospectus in reliance upon Morgan & Company, as experts in accounting and auditing.

Unaudited financials statements to the quarter ended February 29, 2004 have also been included.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by our counsel, Thomas A. Braun. 180,000 common shares are registered in the name of Thomas Braun Law Corp. pursuant to a Fee Agreement. These shares were registered under the Securities Act of 1933 under Form S-8 on September 16, 2003.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.

                             DESCRIPTION OF BUSINESS

Company History
---------------

The Company is involved in the design, development and manufacture of new generation of implantable medical devices that will utilize its advanced biocompatible stent coating and drug-delivery technologies. The Company's business objective is to be a leader in coating technologies and drug-delivery devices for both cardiovascular and non-vascular disorders.

The Company was incorporated as DBS Holdings, Inc. under the laws of the State of Nevada on March 19, 1999. On June 23, 1999, the Company acquired a 19% interest in "investorservice.com", an Internet domain name, paying for this acquisition with $2,500 in cash and by issuing 2,500 restricted shares of its common stock. On September 15, 2000, the Company exercised its option to acquire the remaining 81% interest in investorservice.com for an additional issuance of 10,000 restricted shares of the Company's common stock. Each issuance of common stock was exempt from registration under the Securities Act pursuant to Regulation D thereunder. Subsequently, the Company completed offerings of 10,268,000 shares of common stock to certain investors under the exemption from registration provided by Rule 504 of Regulation D under the Securities Act of 1933 (the "Securities Act").

On April 25, 2000 the Company filed a registration statement on Form 10SB to register its common stock under the Securities Exchange Act of 1934 (the "Exchange Act"), and thereby became a reporting company, and also became eligible for listing its common stock on the Over-the-Counter Bulletin Board (the "OTCBB"). The Company's common stock was qualified and listed for trading on the OTCBB on July 13, 2000.

In March 2001, the Company announced it had concluded negotiations for the acquisition and control of M-I Vascular Innovations, Inc., a stent medical device development company, and in April 2001, the Company signed a Share Exchange and Finance Agreement with M-I Vascular Innovations, Inc. The Company exchanged, on a one for one basis, 58% of the shares outstanding of M-I Vascular for shares in the Company. Pursuant to the terms of the Agreement, the Company completed the share exchange with the remaining shareholders of M-I Vascular on May 31, 2003.

In May 2001, in connection with the Share Exchange Agreement, the Company announced a change of business and control. The Company elected and appointed new officers and directors and began to engage in the business of developing medical stents. On March 5, 2002, following shareholder approval to amend the Company's Articles of Incorporation, the Company changed its name to MIV Therapeutics, Inc. The Company's shares are currently trading under the symbol "MIVT" on the OTCBB.

Product Background
------------------

Coronary stents are used to treat cardiovascular disorder caused by narrowing or blockage of coronary arteries. The Company believes that, in addition to developing manufacturing processes that will produce a quality stent for a lower cost of manufacturing than the competition's, its proprietary stent is a potential platform for the delivery of therapeutic drugs or gene therapies, and thus is researching device coatings and therapeutics concurrently with the development of its stent.

Stents are compressible tubular devices that are mounted on a balloon catheter, inserted into the circulatory system by a team of cardiologists, and directed to the location of a blocked coronary artery. During the angioplasty procedure, which involves unclogging the artery, the balloon is expanded to clear the obstruction, allowing normal blood flow. With this procedure, the stent is deployed and remains in place to reinforce the artery wall. This procedure is the leading alternative to costly and highly invasive open-heart surgery. Stents have eliminated many of the complications that used to accompany simple balloon angioplasty. As much as 80% of heart disease can be treated effectively with stenting.

While the routine angioplasty procedure allows the cardiologist to remove the plaque and deploy the stent, it also damages the inner lining of the vessel. As part of the body's natural repair process, the smooth muscle cells proliferate and accumulate at the arterial tear, causing a narrowing of the lumen (the interior diameter of an artery). This condition, the recurrence of arterial blockage during the vascular healing process, is known as restenosis. The use of stents has demonstrated a significant reduction in the incidence of restenosis, prompting rapid adoption of stenting procedures by cardiologists in the United States and overseas.

The MIVI laser-cut stent is balloon-expandable, has a flexible slotted tube design, and is made of biocompatible 316 LVM stainless steel. The stents are mounted on balloons, and the resulting stent and delivery system are sterilized and packaged as a single unit. The MIVI laser-cut stent (the "MIVI laser-cut stent") and stent delivery system, (together the "MIVI Stent") is designed to do more than a conventional bare stent. It is specifically designed and engineered to be used as a drug and/or therapeutics delivery platform to combat cardiovascular disease, including restenosis.

The Company has entered into a Collaborative Research Agreement with the University of British Columbia on May 23, 2001 to develop an alternative family of coatings for stents, made of hydroxyapatite (HA). Hydroxyapatite ceramics belong to a class of calcium phosphate based materials, which have long been widely used as bone substitutes. The hydroxyapatite coatings, like certain other biodegradable/biocompatible coatings such as polymers or ceramics, may encapsulate drugs, proteins, or DNA to address the problems of local inflammatory response of vascular tissue, and to prevent rapid proliferation of cells in the vicinity of the stent.

The Company entered into a License Agreement with Endovasc Ltd., Inc. in May 2002 whereby the Company was granted an exclusive world-wide license to use or cause to be used certain of Endovasc's Technology (which includes PROstent(TM) and Liprostin(TM)/PROstent(TM) used as a stent coating, catheter coating or other medical device coating) and any improvements in any manner and for any purpose whatsoever and including, without limiting the generality of the foregoing, to in any manner develop, maintain, manufacture, distribute (with the exclusivity of distribution only being limited to the areas of Canada, the United States and Mexico), market, sell, lease and/or license or sub-license all products derived or developed from the above technology and to sell the same to the general public world-wide in perpetuity during the continuance of this Agreement.

The Company also received one million (1,000,000) shares of Endovasc in exchange for $50,000. In return for the License and the equity shares of Endovasc, the Company has agreed to pay an aggregate license fee of $2,200,000 ($342,280 of which has already been paid, the remaining $2,000,000 is to be paid in cash and/or shares of the Company).

On May 23, 2003, the Company announced it chose not to extend the PROstent(TM) License Agreement with Endovasc for economic reasons. The Company felt it would be more economically viable to focus its resources on its proprietary hydroxyapatite stent coating program.

The Company entered into a Joint Venture Agreement with Endovasc Ltd., Inc. in November 2002 to form Stentgenix, a 50/50 Joint Venture Company, Stentgenix, Inc. Stentgenix will focus on developing Endovasc's Angiogenix(TM) in a pharmaceutical coating to stimulate angiogenesis (new blood vessel growth in the patient's heart or limbs) for coronary and peripheral stents. Endovasc will transfer to the joint venture all rights, entitlement and interests in and to any and all coating for any applications, products and medical devices utilizing Endovasc's Angiogenix in addition to any and all resorbable stent and catheter technologies, applications and products developed by Endovasc at any time. MIV Therapeutics, Inc. will contribute $2,500,000 in funding for the joint venture.

On April 27, 2004, the Company terminated the Joint Venture agreement with Endovasc in order to focus on its resources on the ceramic stent coatings licensed from University of British Columbia.

Summary of the Company's existing products and future pipeline
--------------------------------------------------------------

MIVT LASER-CUT STENT
The Company has developed a laser-cut stainless-steel coronary stent. The Company intends to manufacture this stent for distribution in selected international markets. This stent will also be utilized as the device platform for the development of the Company's proprietary coated stent products.

MIVT COATED STENT
The Company is developing a proprietary biocompatible coating technology that can be used with coronary stents and other medical devices. The first product will be a thin-film coated stent designed to inhibit restenosis (reblockage of arteries after angioplasty procedures). This coating technology will also serve as a platform for a new generation of drug-delivery devices.

MIVT DRUG-ELUTING STENT
The Company is also developing its proprietary coating technology for use on implanted medical devices to provide accurate local delivery of drugs. This thick drug-eluting coating will be utilized as the basis for the Company's drug delivery products.

MIVT-ENDOVASC JOINT VENTURE

Stentgenix, Inc., was the Company's Joint Venture with Endovasc Ltd., Inc. The intention was to focus on developing Endovasc's Angiogenix(TM) in a pharmaceutical coating to stimulate angiogenesis (new blood vessel growth in the patient's hear or limbs) for coronary and peripheral stents.

Endovasc intended to sub-license its "field of use" license rights for the Angiogenix(TM) drug technology as they apply to stent coatings and license its biodegradable/resorbable stent and catheter technologies to Stentgenix, while the Company intend to contribute its stainless steel stents and provide initial funding to the joint venture.

Angiogenix(TM) is a cardiovascular drug that recruits the body's own stem cells to help grow new heart vessels. The treatment is predicted to relieve chest pain and improve heart function by restoring blood flow to blood-starved areas of the heart that often result from heart attacks and other coronary heart diseases. Angiogenix(TM) is a small molecule derived from the tobacco plant that, when given in low doses, has demonstrated results in stimulating growth of new vessels in four different animal experiments with simulated blood-flow deficiencies, suggesting that it will do the same in human patient's hearts and limbs. The Investigational New Drug application for the Angiogenix(TM) pharmaceutical product for a Phase III clinical trial, is in the process of being submitted to the FDA by Endovasc. However, Angiogenix(TM) is in an early stage of development for use as a stent coating.

On April 27, 2004, the Company terminated the Joint Venture agreement with Endovasc in order to focus on its resources on the ceramic stent coatings licensed from University of British Columbia.

Reports to Security Holders
---------------------------

The Company is subject to the reporting and other requirements of the Securities Exchange Act of 1934 and we will furnish to our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding our electronic filings with the SEC. The address of that site is http://www.sec.gov. Other information may be obtained from our Company website, http://www.mivtherapeutics.com.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion contains forward-looking statements that are subject to significant risks and uncertainties and should be read in conjunction with the Company's Condensed Financial Statements and Notes thereto, included elsewhere within this registration statement. There are several important factors that could cause actual results to differ materially from historical results and percentages and results anticipated by the forward-looking statements. The Company has sought to identify the most significant risks to its business, but cannot predict whether or to what extent any of such risks may be realized nor can there be any assurance that the Company has identified all possible risks that might arise. Investors should carefully consider all of such risks before making an investment decision with respect to the Company's stock.

PLAN OF OPERATION

The Company is developing and has acquired a family of medical device technologies that form the basis of its product development programs. The Company's proprietary products are derived from its expertise in minimally invasive implantable devices and from a series of licensed technologies for novel coating and drug delivery technologies.

The Company's core technologies are the basis for the following products that are in various stages of commercial development:

1.  Laser-cut coronary stent - in commercial manufacturing
2. Biocompatible coating for stents and drug delivery applications - in late-stage development
3.  Drug-eluting stent - in preclinical development

In addition, the Company intends to use its proprietary coating and drug-delivery technologies, along with the biodegradable stent technology, to develop a series of drug-delivery devices that offer the benefits of local, sustained delivery of therapeutic agents from a biodegradable platform. The combination of these features would position MIV Therapeutics as a leader in the rapidly growing drug delivery sector.

Over the next 2-3 years, the Company intends to expand the volume of manufacturing of its existing laser-cut stent through private-label agreements and distribution agreements, targeting markets in countries where a cost-effective coronary stent would be a competitive product. During this same timeframe, the Company intends to complete development and obtain a CE mark for its biocompatible coated stents, which can then be marketed internationally through agreements with major medical device marketing partners. The initial focus will be on coated stents for use in angioplasty procedures, where a biocompatible product is required to prevent the development of restenosis.

After completing development of these products, MIVT will have successfully transitioned itself from being a manufacturer of coronary stents, into an innovative drug-delivery company with proprietary technologies that can be applied to a wide range of therapeutic applications for the delivery of a variety of pharmaceutical agents.

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The Company has incurred annual operating losses since its inception in January 1999 related primarily to the research and clinical development of its technologies and products, and general administration costs. During the quarter ended February 29, 2004, the Company posted loss from operations of $734,026 and a net loss of $281,558, compared to a net loss of $565,412 for the three months ended February 28, 2003. Most of the difference in net loss is attributable to the gain on extinguishment of debt of $450,000.

Working capital increased from a deficit of $142,530 (February 28, 2003) to a surplus of $102,009 (February 29, 2004). The increase in the working capital is due primarily to decreases in accounts payable and accrued liabilities, and the extinguishment of $450,000 of debt.

The Company's main focus during the three months ended February 29, 2004, has been the continued research and development of its biocompatible coatings for stent and drug delivery systems.

General & Administrative Expenses
---------------------------------

General and administrative expenses increased to $487,799 during the quarter ended February 29, 2004, compared to $339,975 for the quarter ended February 28, 2003. The increase in 2004 is mainly due to the increase in the Company's administrative expenses that have occurred as a result of an increase in research and development, testing of medical devices, financing costs, legal expenses, business development and public relations activities.

Research & Development Expenses
-------------------------------

Research and developmental costs increased during the quarter ended February 29, 2004, to $160,301 compared to $119,397 for the quarter ended February 28, 2003. The increase in 2004 resulted primarily from the Company's increase in research and development on its coating technology which has resulted in the achievement of significant milestones.

Depreciation Expense
--------------------

Depreciation expenses remained fairly constant at $37,184 during the quarter ended February 29, 2004, compared to $38,901 for the quarter ended February 28, 2003.

Liquidity And Capital Resources
-------------------------------

Since inception, the Company has financed its operations from private financing, the exercise of warrants and interest income. The company has suffered recurring losses from operations and has working capital of $102,009 (current assets less current liabilities), which raises substantial doubt about its ability to continue as a going concern. While additional capital is needed for the Company to successfully achieve its business goal, it is a substantial improvement since the previous quarter that the Company has moved from a deficit to a surplus in its working capital account.

Financing
---------

The Company's capital requirements have been and will continue to be significant. As of February 29, 2004, the Company had a working capital surplus of $102,009.

Cash flow from financing activities decreased to $1,253,870 for the nine months ended February 29, 2004, compared to $1,312,500 for the same period in 2003. The financing activities consisted of the private placement of warrants and common shares for cash.

The Company issued warrants and common shares to employees, officers, directors, and consultants for services valued at $1,055,069 during the nine months ended February 29, 2004, compared to $712,814 for the same period in 2003.

Warrants
--------

As at February 29, 2004, the Company has outstanding warrants to purchase 13,821,985 common shares.

The following table summarizes information about the warrants issued by the
Company:

                                                              Number of
Quarter ended February 29, 2004                               underlying shares
-------------------------------                               -----------------

Warrants outstanding - November 30, 2003                      13,288,413
Warrants issued                                                  533,572
Warrants expired                                                       0
Balance, end of period - February 29, 2004                    13,821,985

Stock-based compensation
------------------------

Under the Company's 2001 Stock Option Compensation Plan, a total of 5,000,000 options may be granted. The Company has granted these incentive stock options to employees, consultants, officers and directors of the Company.

At February 29, 2004, the Company had 4,180,000 options outstanding. During the three months ended February 29, 2004, the Company granted 870,000 options and 365,000 options terminated.

The following table summarizes information about the stock options issued by the
Company:

                                                Number of       Weighted Average
Quarter ended February 29, 2004                 Options         Exercise Price
-------------------------------                 ---------       --------------

Options outstanding - November 30, 2003         3,675,000        $0.53
Options issued                                    870,000
Options cancelled                                 365,000
Balance, end of period - February 29, 2004      4,180,000        $0.48

Cash Position
-------------

At February 29, 2004, the Company had cash and cash equivalents of $48,377 compared to a cash position of $79,480 at February 28, 2003. The decrease in the Company's cash position is due primarily to an increase in the scope of the Company's operations.

The Company intends to raise additional funds through equity financings via private placements, as it may need to raise additional capital to fund operations over the long-term. Subsequent to the period covered by this quarterly report, the Company sold an aggregate of 5,194,444 Units for an aggregate of $2,337,500 in proceeds to the Company before deducting expenses of the offering. The funds are for general working capital.

Accounts Payable
-----------------

Accounts payable and accrued liabilities decreased in the quarter ended February 29, 2004 to $296,516 compared to $449,867 a year earlier at February 28, 2003. The majority of this decrease is attributed to improved operating efficiencies.

Loan Payable
-----------------

The Company has an outstanding loan of $500,000 which is repayable on December 31, 2005. The loan is payable to International Mercantile Holding Group, Inc. ("IMHG"). An action has been commenced by the Company against IMHG for a declaration that no monies are owed by the Company to IMGH and an accounting for any Endovasc Ltd., Inc. common shares sold by IMGH. For further details, please see page 14 of this SB-2, under Legal Proceedings.

The interest rate on the loan was equal to the London Interbank Offered Rate plus 1%. The loan was secured by 1 million common shares of Endovasc Ltd., Inc.(OTCBB: EVSC) common shares. Earlier in the year, Endovasc completed a stock split, effectively increasing the number of Endovasc shares held as security to
1.2 million shares. On June 2, 2003, the Company failed to make the interest payment required on the loan. Consequently on June 12, 2003, the loan became in default and the lender became entitled to deal with the Endovasc Ltd. Inc. stock in any manner it chooses in its sole discretion. The agreement required that in the event of any sale of the collateral, the lender shall account for the number of shares sold. In the event there is collateral remaining after payment of principal and accrued interest, the lender shall return the remaining unsold portion of the collateral to the Company. The Company has not received any notice of default from the lender nor an accounting from the lender for shares sold, if any, subsequent to June 12, 2003. In the event the lender realizes on their collateral, the Company's investment in Endovac Ltd. Inc. will have been disposed of and the proceeds applied against the loan payable.

Cash requirements and need for additional funds
-----------------------------------------------

To date, the Company has accumulated a deficit of approximately US$14 million in the research and development of its stent products, coatings and operations establishing a quality manufacturing facility and completing laboratory and preclinical testing on its stent coatings. The Company also has developed strong research collaborations with the University of British Columbia for its proprietary stent coatings and has implemented an aggressive in-house product development program.

In order to meet its business objectives to develop its HAp coating technologies towards commercialization, the Company will require approximately US$5 million in the coming year. These funds could be provided through any combination of the exercise of existing warrants and options and/or through subsequent rounds of financing.

                             DESCRIPTION OF PROPERTY

(a) Real Estate None

(b) Plant and Equipment  $364,203

Real Property
-------------

The Company owns no real property. It conducts all of its business from its 17,000 square foot leased facility in Vancouver, Canada. where it conducts its research and development of coronary stents and stent delivery systems and where it has its first laser manufacturing facilities and clean rooms for packaging. These facilities will be capable of producing 25,000 laser cut stents per annum once the system is fully operational. These manufacturing facilities are presently dedicated to production for research and clinical trial purposes, and can be employed for first commercial production at such time, if ever, as the Company successfully acquires certification and registration permitting the sale of the MIVI Stent. The lease on the manufacturing facility extends to October 31, 2005, at a cost of $10,236 per month.

Intellectual Property and Intangibles
-------------------------------------

Patents

The Company has a portfolio of patent applications relating to its proprietary laser-cut stent. In addition, the Company has licensed rights to patents filed by the University of British Columbia on the HAp coating. The following is a summary of the patent filings to date:

MIVT PATENT PORTFOLIO - CORONARY STENTS
The Company has acquired patent rights and filed a number of patent applications in various international jurisdictions for its expandable stent. These patent applications include claims for both the unique geometry of its proprietary stents and various manufacturing processes. In addition, the Company has filed additional patent applications on its "implantable intravascular stent" technology, which protects the laser cut stents.

UBC PATENT PORTFOLIO - HAP COATING TECHNOLOGY
The University of British Columbia has filed patent applications on the novel coating technologies that the Company intends to use for its stent coating and for other medical devices. To date, UBC has filed patents to protect the novel ceramic coating technology and the use of these coatings to encapsulate drugs. Under the license agreement with UBC, the Company has the exclusive, worldwide rights to the technologies covered by these patents, including the rights to manufacture and market products using these technologies.

The Company intends to continue working with its strategic partners to file additional patent applications to protect any new discoveries. In addition, the Company will maintain an aggressive patenting policy related to its internal product development programs to ensure that its technologies and potential future products are protected.

Domain Names
------------

The Company holds a 100% interest in the following domain names:

o        mivi.ca
o        mivitherapeutics.com
o        mivitechnologies.com
o        mivitech.com
o        mivtherapeutics.com
o        m-i-v.com

Trademarks
----------

The Company has applications pending in the United States Patent and Trademark Office and in Canada for protection of the trade name MIV Therapeutics.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended May 31, 2003, the Company paid $Nil (2002 - $4,583) in rent to a Company with a common officer. At May 31, 2003, $2,805 (2002 - $2,805) was due to this Company.

During the year ended May 31, 2003, the Company incurred $228,753 (2002 - $163,511) in management and consulting fees from two directors and officers of the Company. The Company's President, CEO and Director, Alan Lindsay, received $146,410 in 2003 and $139,100 in 2002, and the Company's Executive Vice President, CFO, Secretary and Director, Patrick McGowan, received $82,343 in 2003 and $24,411 in 2002. These amounts are reflected in the Summary Compensation Table on page 35 under the heading "Salary".

As at May 31, 2003, an amount of $134,178 (2002 - $161,329) was due to the Chief Executive Officer of the Company, of which $99,500 was secured by the assets of the Company.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) The Company's common stock is listed on the OTCBB under the symbol "MIVT." Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for the Company's shares has been sporadic and at times very limited.

The following table sets forth high and low bid quotations of the Company's common stock for the fiscal years ended May 31, 2003 and 2002 as follows:

                                        Price Range of
                                        Common Stock
                                        ------------

Quarter Ended                       High              Low
-------------                       ----              ---

August 31, 2001                     2.70             1.35
November 30, 2001                   2.50             0.42
February 28, 2002                   1.15             0.42
May 31, 2002                        1.52             0.53

August 31, 2002                     0.85             0.27
November 30, 2002                   0.90             0.27
February 28, 2003                   0.78             0.30
May 31, 2003                        0.47             0.16

(b) As of May 31, 2003, the Company had approximately 24,277,047 shares issued and outstanding of the common stock. The transfer agent for the Company is Interwest Transfer Company at P.O. Box 17136, Salt Lake City, Utah 84117, U.S.A.

(c) No dividends on outstanding common stock have been paid within the last two fiscal years, and interim periods. The Company does not anticipate or intend upon paying dividends for the foreseeable future.

                             EXECUTIVE COMPENSATION

Section 16(a) of the Securities Exchange Act of 1934, as amended (The "Exchange Act"), requires the Registrant's officers and directors, and persons who own more than 10% of a registered class of the Registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulation to furnish the Registrant with copies of all
Section 16(a) that they file.

Some of the officers and directors of the Company will not devote more than a portion of their time to the affairs of the Company. There will be occasions when the time requirements of the Company's business conflict with the demands of their other business and investment activities. Such conflict may require that the company attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to the Company.

EXECUTIVE COMPENSATION

(a) Cash Compensation.

Compensation paid by the Company for all services provided up to May 31, 2003 to each of its executive officers


SUMMARY COMPENSATION TABLE

                           SUMMARY COMPENSATION TABLE

                       Annual Compensation              Long Term Compensation

(a)                    (b)   (c)     (d)   (e)          (f)         (g)           (h)

Name and               Year  Salary  Bonus Other        Restricted  Securities    Other
Principal                    ($)     ($)   Annual       Stock       Underlying/   Compensation
Position                                   Compensation Awards      Options
                                           ($)          ($)         (#)
--------------------   ----- ------- ----  ------------ ----------  -----------   -------------
Alan P. Lindsay (1)    2003  138,710  -    7,700        -           400,000            -
President, CEO         2002  133,100  -    -            -           100,000            -
and Director           2001  110,000  -    -            -           -

Patrick A. McGowan     2003  58,343   -    24,000       -           250,000            -
CFO, Executive VP      2002  24,411   -    -            -           250,000            -
Secretary and Director 2001  -        -    -            -           -

Tom Troczynksi (2)     2003  39,567   -    6,368        -           -                  -
Vice President of      2002  -        -    -            -           -             500,000 warrants (2)
Coatings               2001  -        -    -            -           -                  -

Arc Rajtar             2003  64,166   -    6,898        -           150,000            -
Vice President of      2002  -        -    -            -           -                  -
Operations (MIVI)      2001  -        -    -            -           -                  -

Nathan Blumberg (3)    2003  -        -    5,975        -           50,000             -
Director               2002  -        -    -            -           -                  -
                       2001  -        -    -            -           -                  -

Daniel Savard          2003  -        -    17,022       -           250,000            -
Director               2002  -        -    -            -           -                  -
                       2001  -        -    -            -           -                  -

(1) Of the $138,710 salary to Alan P. Lindsay, $36,000 has been paid and $102,710 remains accrued salary.

(2) Of the $39,567 salary paid to Tom Troczynski, $19,625 has been paid and $19,492 remains accrued salary. 500,000 warrants were issued to Dr. Troczynksi in Oct 2002. The warrants have an exercise price of $0.01 and expire on October 20, 2012

(3)      Dr. Blumberg resigned from the Board of Directors on June 18, 2003

Except as disclosed above, the Company did not pay any compensation to any director or executive in the fiscal year ended May 31, 2003.

Issue of Shares for Services

During the year ended May 31, 2003, the Company issued an aggregate of 1,789,777 common shares to directors, consultants and employees for consulting services at a value of $540,041. Accordingly, $526,708 was recorded as a charge to general and administrative expense in the consolidated statement of operations, and $13,333 will be charged to operations over the remaining term of the consulting agreement.

OPTION/SAR GRANTS IN FISCAL YEAR ENDED MAY 31, 2003
------------------------- ------------------------------ ------------------------ ------------------ ----------------
Name                      Number of Securities           Percent of total         Exercise or Base   Expiration Date
                          Underlying Option/SAR          Option/SAR Granted in    Price
                          Granted (#)                    Fiscal Year              ($/S#)
------------------------- ------------------------------ ------------------------ ------------------ ----------------
Alan Lindsay                         200,000                      11.9%                 0.21            04/23/08
                                     200,000                                            0.17            04/23/08
------------------------- ------------------------------ ------------------------ ------------------ ----------------
Patrick McGowan                      250,000                      5.9%%                 0.21            04/23/08

------------------------- ------------------------------ ------------------------ ------------------ ----------------
Daniel Savard                        250,000                       5.9%                 0.21            04/23/08
------------------------- ------------------------------ ------------------------ ------------------ ----------------
Arc Rajtar                           100,000                       4.5%                 0.17            02/20/07
                                      50,000                                            1.00            02/20/07
------------------------- ------------------------------ ------------------------ ------------------ ----------------

AGGREGATED OPTION EXERCISES AND OPTION VALUES

The following table sets forth the aggregate option exercises since June 1, 2001 by each of the executives of the Company named in the Summary Compensation Table and the number of securities underlying unexercised options held by those executives as of April 20, 2004.

---------------------------- --------------------------- -------------------------- ---------------------------------
Name                         Shares Acquired on          Value Realized             Number of Securities Underlying
                             Exercise (#)                                           Options
                                                                                    Exercisable/Unexercisable
---------------------------- --------------------------- -------------------------- ---------------------------------

---------------------------- --------------------------- -------------------------- ---------------------------------
Alan Lindsay                            n/a                         n/a                        700,000
---------------------------- --------------------------- -------------------------- ---------------------------------
Patrick McGowan                         n/a                         n/a                        600,000
---------------------------- --------------------------- -------------------------- ---------------------------------
Tom Troczynski                          n/a                         n/a                        100,000
---------------------------- --------------------------- -------------------------- ---------------------------------
Arc Rajtar                              n/a                         n/a                        200,000
---------------------------- --------------------------- -------------------------- ---------------------------------
Nathan Blumberg                         50,000                      $25,000                    0
---------------------------- --------------------------- -------------------------- ---------------------------------
Daniel Savard                           n/a                         n/a                        250,000
---------------------------- --------------------------- -------------------------- ---------------------------------

                              FINANCIAL STATEMENTS

The response to this Item is included as a separate Exhibit to this report. Please see pages F-1 through F-31. *

These statements were previously filed on the Company's Form SB-2/A dated April 30, 2004.

          CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

In connection with the audits of the most recent fiscal years and any interim period preceding resignation, no disagreements exist with any former accountant on any matter of accounting principles or procedure, which disagreements if not resolved to the satisfaction of the former accountant would have caused them to make reference in connection with their report to the subject matter of the disagreement(s).

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada general corporation law provides as follows:

(1) A Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement conviction or upon a plea of nolo contendre or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada general corporation law also provides as follows:

(1) Any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a)      By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS
                  78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 of the Nevada general corporation statutes also provides as follows:

(1) A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

(2) The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

         (a) The creation of a trust fund.

         (b) The establishment of a program of self-insurance.

         (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

         (d) The establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(3) Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

(4)      In the absence of fraud:

         (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

         (b)      the insurance or other financial arrangement:

                  (i) is not void or voidable; and

                  (ii) does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

(5) A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

The Company's articles of incorporation also provide as follows:

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (1) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

The Company's bylaws provide as follows with respect to indemnification and insurance:

The Corporation shall indemnify any and all of its directors and officers, and its former directors and officers, or any person who may have served at the corporation's request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) of officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such director or officer or former director of officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of the shareholders or otherwise.

The Company has not currently made any arrangements regarding insurance but may do so in the future.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company's estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows

Securities and Exchange Commission filing fee                       $   1,053.97
Legal fees and expenses                                             $   9,000.00
Total                                                               $  10,053.97

                     RECENT SALES OF UNREGISTERED SECURITIES

The following sales of unregistered securities were issued within the past three years without registering the securities under the Securities Act. The shares were issued pursuant to prospectus exemptions contained in Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S:

Private Placements
------------------

On July 17, 2001, the Company issued 713,333 units at a price of $1.50 per unit. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $1,015,823 ($1.42 per share) was allocated to the common shares, and $54,117 ($0.08 per warrant) was allocated to the share purchase warrants. There were no share issuance costs with respect to this issuance. The warrants expired on November 30, 2001.

On August 24, 2001, the Company issued 35,000 units at a price of $1.50 per unit for net proceeds of $52,500. Each unit consists of one common share and one share purchase warrant. Of the total consideration, $51,809 ($1.48 per share) was allocated to the common shares, and $691 ($0.02 per warrant) was allocated to the share purchase warrants. There were no share issuance costs with respect to this issuance.

On August 27, 2002, the Company issued 1,063,650 units at a price of $0.40 per unit for net proceeds of $423,482. Each unit consists of one common share and one share purchase warrant. The warrants expire on August 27, 2003. There were no share issuance costs with respect to this issuance.

On September 27, 2002, the Company issued 979,038 units at a price of $0.40 per unit for net proceeds of $391,608. Each unit consists of one common share and one share purchase warrant. The warrants expire on September 27, 2003. There were no share issuance costs with respect to this issuance.

On December 13, 2002, the Company issued 593,750 units at a price of $0.40 per unit for net proceeds of $237,500. Each unit consists of one common share and one share purchase warrant. The warrants expire on December 13, 2003. There were no share issuance costs with respect to this issuance.

On January 31, 2003, the Company issued 25,000 units at a price of $0.40 per unit for net proceeds of $10,000.00. Each unit consists of one common share and one share purchase warrant. The warrants expire on January 31, 2004. There were no share issuance costs with respect to this issuance.

On May 9, 2003, the Company issued 100,000 units at a price of $0.20 per unit for net proceeds of $20,000.00. Each unit consists of one common share and one share purchase warrant. The warrants expire on May 9, 2004. There were no share issuance costs with respect to this issuance.

On May 15, 2003, the Company issued 31,250 units at a price of $0.20 per unit for net proceeds of $6,250.00. Each unit consists of one common share and one share purchase warrant. The warrants expire on May 15, 2004. There were no share issuance costs with respect to this issuance.

On May 27, 2003, the Company issued 1,981,788 common shares to shareholders of its subsidiary, M-I Vascular Innovations, Inc. pursuant to completion of a Share Exchange Agreement entered into in early 2001.

On May 30, 2003, the Company issued 300,000 units at a price of $0.20 per unit for net proceeds of $60,000.00. Each unit consists of one common share and one share purchase warrant. The warrants expire on May 30, 2004. There were no share issuance costs with respect to this issuance.

On June 12, 2003, the Company issued 1,398,411 shares under a share exchange agreement. The Company exchanged, on a one for one basis, shares of the Company for shares in the Company's subsidiary, MI Vascular Innovations, Inc.

On June 26, 2003, the Company issued 657,592 units. 572,592 units were issued at a price of $0.20 per unit and 85,000 units were issued at a price of $0.25 per unit. Each unit consisted of one common share and one share purchase warrant with price of $0.75 and an expiry date of June 26, 2003. There were no share issuance costs with respect to this issuance.

On August 15, 2003, the Company issued 40,000 units at a price of $0.30 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.75 and an expiry date of August 15, 2004.

On August 28, 2004, the Company issued 50,000 units at a price of $0.20 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.75 and an expiry date of August 28, 2004.

On November 5, 2003, the Company issued 1,000,000 units at a price of $0.35 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.75 and an expiry date of November 5, 2004, and thereafter a price of $1.00 until November 5, 2005.

On January 14, 2004, the Company issued 71,429 units at a price of $0.35 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.75 and an expiry date of September 8, 2004 and thereafter a price of $1.00 until September 8, 2005. The Company issued a further 125,000 units at a price of $0.35 per share. Each unit consisted of one common share and one share purchase warrant with a price of $0.60 and an expiry date of June 11, 2004 and thereafter a price of $0.75 until December 11, 2005. The Company issued then issued a further 57,143 units at a price of $0.35 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.60 to May 28, 2004 and thereafter a price of $0.75 until November 28, 2004.

On February 23, 2004, the Company issued 120,000 units at a price of $0.35 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.60 and an expiry date of August 6, 2004 and thereafter a price of $0.75 until February 6, 2005. The Company issued a further 110,000 units at a price of $0.35 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.60 and an expiry date of August 1, 2004 and thereafter a price of $0.75 until February 1, 2005.

On March 18, 2004, the Company issued 5,714 units at a price of $0.35 per unit. Each unit consisted of one common share and one share purchase warrant with a price of $0.60 and an expiry date of September 18, 2004 and thereafter a price of $0.75 until March 18, 2005.

On March 18, 2004, the Company issued 5,194,444 units at a price of $0.45 per unit. Each unit consisting of one common share and one Series A share purchase warrant and one series B share purchase warrant.

Issue of Shares for Services
----------------------------

On June 12, 2001, the Company entered into a financial consulting services agreement with several consultants whereby these consultants were issued 75,000 common shares, with a fair value of $165,000, to provide advice on matters including strategic alliances, business development and general business consulting. These shares were issued upon execution of the agreement and recorded as a charge to general and administrative expense in the consolidated statement of operations.

On July 17, 2001, the Company issued 113,334 common shares for finder's fees related to the related party loan. These shares had a fair value of $236,868.

On April 17, 2003, the Company issued 65,217 common shares to a consultant for value of $15,000 in bona fide services rendered to the Company by the consultant to provide business developing and general business consulting services.

On July 14, 2003, the Company issued 100,000 common shares pursuant to a settlement agreement. The shares were issued pursuant to prospectus exemptions contained in Section 4(2) of the Securities Act of 1933.

On October 24, 2003, the Company issued 500,000 share purchase warrants pursuant to a consulting agreement. The warrants have an exercise price of $0.50 and an expiry date of October 24, 2005.

                                    EXHIBITS

Exhibit Number             Exhibit Description
--------------             -------------------

3.1  (1)              Articles of Incorporation as filed with the Nevada
                      Secretary of State
3.2  (1)              Bylaws
5    (4)              Legal Opinion
10.1 (4)              Securities Purchase Agreement
10.2 (2)              Craig Scott and Karen Ard Consulting Agreement
10.3 (4)              Form of Series C Warrant
23.1 (4)              Consent of Legal Expert
23.2 (4)              Consent of Auditor
99.1 (3)              Press Release dated May 23, 2003:  MIVT Cancels Prostent
                      License Agreement
99.2                  Response letter to the SEC dated December 12, 2003
99.3                  Response letter to the SEC dated May 3, 2004
99.4                  Response letter to the SEC dated June 8, 2004

(1) previously filed as exhibits to the Company's Form 10SB12G filed April 25, 2000
(2) previously filed as an exhibit to the Company's Form 10QSB filed January 14, 2003
(3) previously filed as an exhibit to the Company's Form SB-2 filed August 12, 2003
(4) previously filed as an exhibit to the Company's Form SB-2/A filed April 30, 2004

                                  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         o to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         o reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; o include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against the liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered by this registration statement, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

6. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

7. For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 27th day of April, 2004

MIV THERAPEUTICS, INC.

By: /s/ Alan Lindsay
  ----------------------------------
  Alan Lindsay
  President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES                             TITLE                               DATE
----------                             -----                               ----
/s/ Alan Lindsay                       Chairman, President, CEO              June 8, 2004
-----------------------
Alan P. Lindsay

/s/ Patrick McGowan                    Executive Vice President, CFO,        June 8, 2004
-----------------------                Secretary, Director
Patrick A. McGowan

/s/ Tom Troczynski                     Vice President, Coatings              June 8, 2004
-----------------------
Dr. Tom Troczynski

/s/ Arc Rajtar                         Vice President, Operations (MIVI      June 8, 2004
-----------------------                Technologies, Inc.)
Arc Rajtar

/s/ Daniel Savard                      Director                              June 8, 2004
-----------------------
Dr. Daniel Savard

                                       40
